Exhibit 99.1

China Digital Communication Group Executes Agreement to Acquire Galaxy View International

LOS ANGELES and SHENZHEN, China, March 22 /PRNewswire-FirstCall/ — China Digital Communication Group (OTC Bulletin Board: CHID — News), one of the fastest growing battery components manufacturers in China, announced today that it has entered into an agreement to acquire Galaxy View International, Ltd. which operates through its wholly owned subsidiary Sono Digital, a leading supplier of 3G (third-generation) communications technology and equipment in China, in a cash and stock transaction valued at approximately $8 million.

In 2005, Galaxy View had unaudited revenues of $6 million and unaudited net income of $2 million. The closing of the acquisition is subject to various conditions, including receipt by China Digital of an opinion from its financial advisor stating that the terms of the acquisition are fair to it and its shareholders, and receipt of customary consents, approvals and opinions.

Changchun Zheng, China Digital’s chairman and CEO, stated, “The acquisition of Galaxy View and its wholly owned subsidiary, Sono Digital, will positively impact our 2006 financial performance while significantly increasing our market position within the rapidly emerging 3G technology communications space. Recognizing the worldwide technological shift in the wireless communications industry to 3G technologies, China Digital continues to make a strategic transformation to become a leading manufacturer of high- tech products and technologies to 3G communication systems wireless providers.”

3G communications refers to third-generation communications devices, the next technological evolution in mobile telephone and consumer electronics technology. 3G technologies, in addition to voice transmission, allows for data transmission, e-mail, and instant messaging.

Under the terms of the acquisition agreement, China Digital will acquire all of the outstanding shares of privately held Galaxy View for total consideration of approximately $8 million, which is comprised of $3 million in cash and 7,575,757 unregistered shares of China Digital preferred stock valued at approximately $5 million. The shareholders of Galaxy View agreed to a lock- up provision restricting the resale of the shares for a period of five years. Each preferred share will entitle the holder to seven votes per share on all matters to be voted on by the shareholders and will be mandatorily convertible into one share of common stock after five years. In connection with the acquisition, China Digital entered into a registration rights agreement with the shareholders of Galaxy View, pursuant to which such shareholders will have registration rights under certain circumstances. Further information on Sono may be found at http://www.sono.com.cn.

About China Digital Communication Group

China Digital Communication Group, through its wholly owned subsidiary, Shenzhen E’Jenie Science and Technology Co., Ltd. (E’Jenie), is one of China’s leading manufacturers and developers of advanced telecommunications equipment. E’Jenie sells advanced high-quality lithium ion battery shell and cap products to all major lithium ion battery cell manufacturers in China. E’Jenie’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital is continuing its expansion across East Asia while also seeking distribution partners and acquisitions in new global markets, including the United States. For more information, visit http://www.chinadigitalgroup.com.

For investor relations information, contact Ken AuYeung or Frank Hawkins, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit, including copies of China Digital press releases, current price quotes, stock charts and other valuable information for investors, may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Investors may also contact Peter Clark, OTC Financial Network, (781) 444- 6100, ext. 629 peter@otcfn.com, http://www.otcfn.com/chid.

To contact the company, call Roy Teng, China Digital Communication Group, (310) 461-1322, e-mail: info@chinadigitalgroup.com, http://www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.